UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Information required in proxy statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LANDMARK BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LANDMARK BANCORP, INC.

701 Poyntz Avenue

Manhattan, Kansas 66502

(785) 565-2000

April 15, 2015

Dear Stockholder:

On behalf of the board of directors and management of Landmark Bancorp, Inc., we cordially invite you to attend our annual meeting of stockholders, to be held at 2:00 p.m. on Wednesday, May 20, 2015, at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. At the meeting we will also report on our operations and the outlook for the year ahead.

We have nominated three persons to serve as Class II directors, each of whom is an incumbent director. We have also approved the Landmark Bancorp, Inc. 2015 Stock Incentive Plan, which will become effective if approved by stockholders. Additionally, our Audit Committee has selected, and we recommend that you ratify, the appointment of Crowe Chizek LLP to continue as our independent registered public accounting firm for the year ending December 31, 2015.

We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. This will ensure that your shares are represented at the meeting.

We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

LANDMARK BANCORP, INC.

/s/ Michael E. Scheopner

Michael E. Scheopner

President and Chief Executive Officer

LANDMARK BANCORP, INC.

701 Poyntz Avenue

Manhattan, Kansas 66502

(785) 565-2000

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2015

To the stockholders of

LANDMARK BANCORP, INC.

The annual meeting of the stockholders of Landmark Bancorp, Inc., a Delaware corporation, will be held at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas, on Wednesday, May 20, 2015, at 2:00 p.m., local time, for the following purposes:

1.	to elect three Class II directors for a term of three years;

2.	to approve the Landmark Bancorp, Inc. 2015 Stock Incentive Plan;

3.	to ratify the appointment of Crowe Chizek LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

We are not aware of any other business to come before the annual meeting. Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed. The board of directors has fixed the close of business on April 1, 2015, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

By order of the Board of Directors

/s/ Michael E. Scheopner

Michael E. Scheopner
President and Chief Executive Officer

Manhattan, Kansas

April 15, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND, IF YOU DO, YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

LANDMARK BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

This proxy statement is furnished in connection with the solicitation by the board of directors of Landmark Bancorp, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas, on Wednesday, May 20, 2015, at 2:00 p.m., local time, and at any adjournments or postponements of the meeting. Our 2014 annual report, which includes consolidated financial statements of Landmark Bancorp and Landmark National Bank, is also enclosed. This proxy statement is first being mailed to Landmark Bancorp’s stockholders on or about April 15, 2015.

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on April 1, 2015, the record date for the annual meeting, you owned shares of Landmark Bancorp’s common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to be voted on at the meeting to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should instruct the proxy holder how to vote your shares in advance of the meeting in case your plans change.

If you have instructed the proxy holder how to vote your shares and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three Class II directors of Landmark Bancorp for a term expiring in 2018; (ii) the approval of the Landmark Bancorp, Inc. 2015 Stock Incentive Plan; and (iii) the ratification of the appointment of Crowe Chizek LLP as our independent registered public accounting firm for the 2015 fiscal year. These matters are more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed postage-paid, pre-addressed envelope to our transfer agent, Computershare,

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “FOR” all nominees named in this proxy statement, “FOR” the approval of our 2015 Stock Incentive Plan and “FOR” the ratification of Crowe Chizek LLP as our independent registered public accounting firm.

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If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting in case your plans change. Please note, if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker, trustee or other fiduciary who may hold your shares, your broker, trustee or fiduciary should have given you instructions for directing how they should vote your shares. It will then be their responsibility to vote your shares for you in the manner you direct. As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a “legal proxy” from your broker, trustee or fiduciary in order to vote in person at the meeting.

Brokers may generally vote on routine matters, such as the ratification of our independent registered public accounting firm, but cannot vote on non-routine matters, such as certain amendments to our certificate of incorporation or the adoption or amendment of an equity compensation plan, including our 2015 Stock Incentive Plan, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described under “How many votes are needed for approval of each proposal?”

The election of directors and the approval of our 2015 Stock Incentive Plan are considered non-routine matters. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker, trustee or fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

What options do I have in voting on each of the proposals?

You may vote “FOR,” “AGAINST” or “ABSTAIN” on any proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for approval of each proposal?

All matters properly brought before the meeting must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and voting.

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Please note that the election of directors and the approval of our 2015 Stock Incentive Plan are considered to be non-routine matters. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on the matters unless it has received voting instructions from you.

Broker non-votes will not be counted as entitled to vote and therefore will not have an effect on any matter presented at the annual meeting, but will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot. Similarly, abstentions will be considered in determining the presence of a quorum, but will not affect the outcome of any of the proposals considered at the meeting.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to our transfer agent at:

Computershare
P. O. Box 30170
College Station, TX 77842

•	sending notice to our transfer agent that you are revoking your proxy; or

•	voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many shares do we need to have represented at the meeting to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•	is present in person at the meeting; or

•	has properly submitted a signed proxy card or other proxy.

On April 1, 2015, the record date, there were 3,337,424 shares of common stock issued and outstanding. Therefore, at least 1,668,713 shares need to be present at the annual meeting to hold the meeting and conduct business.

What happens if a nominee is unable to stand for election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The board has no reason to believe any nominee will be unable to stand for election.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file within four business days after the annual meeting.

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Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Landmark Bancorp or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to stockholders.

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PROPOSAL 1 – ELECTION OF DIRECTORS

At the annual meeting of the stockholders to be held on May 20, 2015, our stockholders will be entitled to elect three Class II directors for a term expiring in 2018. Landmark Bancorp’s directors are divided into three classes having staggered terms of three years. As described further below, each of the three nominees for election as Class II directors is an incumbent director. We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and for the other directors whose terms of office will continue after the meeting, including their age, the year first elected as director and their business experience during the previous five years. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. The nominees, if elected at the annual meeting of stockholders, will serve as Class II directors for three-year terms expiring in 2018.

We unanimously recommend that you vote “FOR” each of the nominees for director. Unless you vote “AGAINST” or “ABSTAIN” the nominees, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees proposed by the board of directors.

NOMINEES

Name	Age	Position with Landmark Bancorp and Landmark National Bank	Director Since(1)

CLASS II (Term Expires 2018)
Richard A. Ball	62	Director of Landmark Bancorp and Landmark National Bank	1995
Susan E. Roepke	75	Director of Landmark Bancorp and Landmark National Bank	1997
Wayne R. Sloan	61	Director of Landmark Bancorp and Landmark National Bank	2013

CONTINUING DIRECTORS

Name	Age	Position with Landmark Bancorp and Landmark National Bank	Director Since(1)

CLASS I (Term Expires 2017)
Brent A. Bowman	65	Director of Landmark Bancorp and Landmark National Bank	1987
Sarah Hill-Nelson	45	Director of Landmark Bancorp and Landmark National Bank	2011
David H. Snapp	59	Director of Landmark Bancorp and Landmark National Bank	1986

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Name	Age	Position with Landmark Bancorp and Landmark National Bank	Director Since(1)

CLASS III (Term Expires 2016)
Patrick L. Alexander	62	Executive Chairman and Director of Landmark Bancorp and Landmark National Bank	1990
Jim W. Lewis	59	Director of Landmark Bancorp and Landmark National Bank	1991
Michael E. Scheopner	53	President, Chief Executive Officer and Director of Landmark Bancorp and Landmark National Bank	2013

(1)	Indicates the year first elected or appointed to the board of directors of Landmark Bancorp, MNB Bancshares, Inc. or Landmark Bancshares, Inc. (or their respective banking subsidiaries). MNB Bancshares, Inc. and Landmark Bancshares, Inc. are the predecessor companies to Landmark Bancorp.

All of our directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, or until their respective successors are duly elected and qualified. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors. No director or executive officer is related to any other director or executive officer of Landmark Bancorp or Landmark National Bank by blood, marriage or adoption. No nominee or director has been a director of another “public corporation” (i.e. subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) or of any investment company within the past five years.

The business experience of each nominee and continuing director, as well as their qualifications to serve on the board, are as follows:

Patrick L. Alexander has served as Executive Chairman of Landmark Bancorp and Landmark National Bank since January 1, 2014. Mr. Alexander previously served as President and Chief Executive Officer of Landmark Bancorp and Landmark National Bank from October 2001 until stepping down as President in May 2013 and as Chief Executive Officer effective January 2014. Mr. Alexander has also served on the boards of directors of Landmark Bancorp and Landmark National Bank since October 2001, becoming Chairman in May 2013. Mr. Alexander became President and Chief Executive Officer of the Manhattan Federal Savings and Loan Association (the predecessor to Security National Bank) in 1990, and became the President and Chief Executive Officer of MNB Bancshares and Security National Bank in 1992 and 1993, respectively. From 1986 to 1990, Mr. Alexander served as President of the Kansas State Bank of Manhattan. We consider Mr. Alexander to be a qualified candidate for service on the board due to his experience in the financial services industry and the intimate familiarity with Landmark Bancorp’s operations he has acquired in senior leadership positions with Landmark Bancorp.

Richard A. Ball, a certified public accountant, is the President of Ball Consulting Group, Ltd. He has served as a Board Chairman of the Great Bend Chamber of Commerce, Great Bend United Way, Petroleum Club and Barton County Community College Academic Fund Campaign. He has also served on the boards of the Kiwanis Club, Cougar Booster Club, Downtown Development, Mid-Kansas Economic Development and the Kansas Oil & Gas Museum Committee. We consider Mr. Ball to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to his prominence in the Great Bend market area, as well as his familiarity with accounting principles and his general business experience.

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Brent A. Bowman has been President of Bowman, Bowman and Novick, Inc., an architectural firm, since its incorporation in 2004. Previously, he was the President of Brent Bowman and Associates Architects, P.A. He serves on the board of directors of Big Lakes Developmental Center, Inc. We consider Mr. Bowman to be a qualified candidate for service on the board and the Compensation Committee due to the skills and expertise he has acquired in leadership roles at successful local businesses.

Sarah Hill-Nelson is the President and Chief Executive Officer of The Bowersock Mills & Power Company, a hydroelectric power plant, in Lawrence, Kansas. Ms. Hill-Nelson is a member of the Lawrence Chamber of Commerce and has served in leadership positions on several boards, including President of the Douglas County CASA Board and Vice President of the City of Lawrence Sustainability Advisory Board. We consider Ms. Hill-Nelson to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Governance Committee due to the skills and expertise she has acquired in running a successful local business, as well as her involvement in the Lawrence market.

Jim W. Lewis is the owner of Lewis Automotive Groups, which includes several dealerships in Western Kansas. Mr. Lewis is a member of the Dodge City Area Chamber of Commerce. He was a founding member of The Alley, a community teen center in Dodge City. We consider Mr. Lewis to be a qualified candidate for service on the board, the Audit Committee, and the Nominating and Governance Committee due to the skills and expertise he has demonstrated in running a successful local business, as well as his prominence in several of our market areas.

Susan E. Roepke is a former Vice President of MNB Bancshares, serving in that capacity from its inception in 1992 until she retired as an officer of MNB Bancshares and Security National Bank at the end of 1998. She also served in a number of senior management positions with Security National Bank since 1970, including Senior Vice President, Secretary and Cashier beginning in 1993. We consider Ms. Roepke to be a qualified candidate for service on the board, the Audit Committee, and the Compensation Committee due to the financial skills and extensive expertise she has acquired in her leadership roles in the financial services industry and with Landmark Bancorp.

Michael E. Scheopner has served as President of Landmark Bancorp and Landmark National Bank since May 2013 and as Chief Executive Officer since January 2014. Previously, he had served as an Executive Vice President and Credit Risk Manager of Landmark National Bank from October 2001 to May 2013. Mr. Scheopner served as an Executive Vice President of Security National Bank from March 1998 to October 2001 and as a Senior Vice President of Security National Bank from May 1996 to March 1998. We consider Mr. Scheopner to be a qualified candidate for service on the board due to his experience in the financial services industry and the intimate familiarity with our organization’s operations he has acquired in senior leadership positions within our organization.

Wayne R. Sloan has been President of BHS Construction, Inc., a general construction firm in Manhattan, Kansas, since 1982. He currently serves on the board of the Manhattan Area Chamber of Commerce and is the President of the State Alliance of Boys and Girls Clubs. He also served as President of the Associated General Contractors of Kansas and the President of the Boys and Girls Club of Manhattan. We consider Mr. Sloan to be a qualified candidate for service on the board, the Audit Committee and the Nominating and Governance Committee due to the skills and expertise he has acquired in running a successful local business, as well as his involvement in the Manhattan market.

David H. Snapp is the owner of the David H. Snapp, LC law firm in Dodge City, Kansas. Mr. Snapp serves as a board member of the Community Foundation of Southwest Kansas, Arrowhead West, Inc., a mental and physical rehabilitation center, and the Catholic Social Service. Mr. Snapp is also a member of the Kansas Title Standards Committee for real estate transactions. We consider Mr. Snapp to be a qualified candidate for service on the board due to his legal skills and expertise, along with the expertise he has acquired in running a successful local business, and his prominence in the Dodge City market.

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In addition, the business experience for each of our executive officers not otherwise discussed above is as follows:

Bradly L. Chindamo, age 46, has served as an Executive Vice President and Credit Risk Manager of Landmark National Bank since May 2013. He has served as a Market President of Landmark National Bank since January 2008. Prior to joining Landmark National Bank, Mr. Chindamo served as a Community/Regional Bank President for Central National Bank in Lawrence, Kansas from 1995 to January 2008.

Mark A. Herpich, age 47, has served as Vice President, Secretary, Treasurer and Chief Financial Officer of Landmark Bancorp and as Executive Vice President, Secretary and Chief Financial Officer of Landmark National Bank since October 2001. Previously, he held these same positions at MNB Bancshares and Security National Bank from September 1998 to October 2001. Mr. Herpich served as a Senior Manager and certified public accountant at KPMG LLP from August 1989 to September 1998.

Mark J. Oliphant, age 62, has served as the Executive Vice President – Retail Banking of Landmark National Bank since 2012. He has served as a Market President of Landmark National Bank since October 2001. Prior to joining Landmark National Bank, Mr. Oliphant served as a Market President for Bank of America in Dodge City, Kansas from January 1998 to October 2001 and as Senior Vice President – Head of Commercial Lending from July 1997 to January 1998 for Bank of America in Dodge City.

Dean R. Thibault, age 63, has served as Executive Vice President-Commercial Banking of Landmark National Bank since January 2006. He had served as a Market President for Landmark National Bank since October 2001. Mr. Thibault served as Senior Vice President for Security National Bank from March 1998 to October 2001.

Gary Johnson, age 61, has served as a Market President of Landmark National Bank since May 2013. He had served as Senior Vice President for Landmark National Bank since October 2011. Mr. Johnson also served as Senior Vice President for Landmark Federal Savings Bank from 1997 to October 2001.

None of the executive officers were selected as an officer pursuant to any arrangement or understanding with any other person.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We currently have nine directors serving as our board, a majority of whom are deemed to be “independent,” as that term is defined by NASDAQ. Mr. Snapp is not deemed to be “independent” because Landmark Bancorp has regularly engaged the law firm of David H. Snapp, LC, of which he is the owner, in the past. Additionally, Mr. Alexander and Mr. Scheopner are not deemed to be “independent” because of their respective positions as executive officers of Landmark Bancorp and its affiliates.

Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Landmark Bancorp, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, with additional special meetings held from time to time. Our directors also discuss business and other matters with Mr. Scheopner, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

The board of directors has, in addition to other committees, an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. The current charters of each of these committees are available on Landmark Bancorp’s website at www.landmarkbancorpinc.com. Our website also contains a general description about us, as well as our Code of Business Conduct and Ethics. Additionally, we maintain a separate website for Landmark National Bank at www.banklandmark.com that contains a description of our banking services and products.

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The board held six regularly scheduled and special meetings during 2014. In 2015, the full board intends to meet six times with special meetings held from time to time when necessary and through committee membership, which is discussed below. During 2014, all directors attended at least 75 percent of the meetings of the board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, all of the directors serving at that time were present at the annual meeting.

Audit Committee

Messrs. Ball, Lewis, and Sloan and Mmes. Hill-Nelson and Roepke served as members of the Audit Committee in 2014, with Ms. Roepke serving as Chairperson. Each current member of the Audit Committee is expected to serve throughout 2015. Each of these members is considered “independent,” according to the listing standards set forth by NASDAQ and Rule 10A-3 of the Exchange Act, and the board believes that each member of the committee possesses the necessary skills and qualifications to critically analyze our financial statements and financial reporting process. Further, the board has determined that Ms. Roepke qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The board based this decision on Ms. Roepke’s education and professional experience as a former senior financial executive of a financial institution.

The functions performed by the Audit Committee include, but are not limited to, the following:

•	selecting and managing the relationship with our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal audit staff;

•	meeting with management, internal audit staff and the independent registered public accounting firm to review the effectiveness of our system of internal control over financial reporting and internal audit procedures;

•	reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent registered public accounting firm, internal audit staff and management. Our internal audit staff reports directly to the committee on audit and compliance matters. The committee also reviews and approves the scope of the annual external audit and consults with the independent registered public accounting firm regarding the results of their auditing procedures. We have adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities. A copy of the charter is currently available on our website at www.landmarkbancorpinc.com. The Audit Committee for Landmark Bancorp met eight times in 2014.

Compensation Committee

Messrs. Ball and Bowman and Ms. Roepke served on the Compensation Committee in 2014, with Mr. Ball serving as Chairman. Each current member of the Compensation Committee is expected to serve throughout 2015. Each of the members is considered “independent,” as such term is defined by NASDAQ listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, and a “non-employee” director under Section 16 of the Exchange Act.

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The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the Chief Executive Officer and executive officers of Landmark Bancorp. The Chief Executive Officer conducts annual performance reviews for the executive officers, and the Compensation Committee considers the Chief Executive Officer’s assessment of each executive officer’s individual performance and his salary recommendations for the other executive officers in determining executive officer compensation. The Compensation Committee evaluates the Chief Executive Officer’s performance and establishes his compensation. The Chief Executive Officer does not participate in Compensation Committee discussions or decisions relating to his compensation. In assessing the compensation paid to the executive officers of Landmark Bancorp, the Compensation Committee typically makes use of general survey data from various sources. The Compensation Committee also has the authority to retain inside advisors and the sole authority to retain and pay outside advisors at its discretion, although no such advisors were retained during 2014.

The Compensation Committee’s responsibilities and functions are further described in its charter, which is available on our website at www.landmarkbancorpinc.com. The Compensation Committee met three times in 2014.

Nominating and Governance Committee

Messrs. Lewis and Sloan and Ms. Hill-Nelson served on the Nominating and Governance Committee in 2014, with Mr. Lewis serving as Chairman. Each current member of the Nominating and Governance Committee is expected to serve throughout 2015. Each of the members is deemed to be “independent,” as such term is defined by NASDAQ. The Nominating and Governance Committee is charged with overseeing our corporate governance programs as well as nominating directors to serve on the board of directors. The Nominating and Governance Committee’s responsibilities and functions are further described in its charter, which is available on our website at www.landmarkbancorpinc.com. The Nominating and Governance Committee met one time in 2014.

Director Nominations and Qualifications

In carrying out its nominating function, the Nominating and Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and stockholder nominees, in the same manner, although it is not currently seeking candidates to serve on the board and we did not receive any stockholder nominations for the 2015 annual meeting. Generally, the Nominating and Governance Committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and whether they are “independent” in accordance with NASDAQ requirements (to ensure that at least a majority of the directors will, at all times, be independent).

The committee identifies nominees by first evaluating the current members of the board whose term is set to expire at the upcoming annual stockholder meeting and who are willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee or the board decides not to re-nominate a member for re-election, the committee would identify the desired skills and experience of a new nominee in light of the criteria above. The committee has not, in the past, retained a third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates. The committee evaluated the incumbent directors whose terms expire in 2015 and determined that they should be nominated for re-election as directors.

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Stockholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Stockholders may contact our board of directors by contacting Mark A. Herpich, Corporate Secretary, Landmark Bancorp, Inc. at 701 Poyntz Avenue, Manhattan, Kansas 66502 or (785) 565-2000.

Nominations of Directors. In order for a stockholder nominee to be considered by the Nominating and Governance Committee to be one of its nominees and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director. To be considered by the committee as a nominee for inclusion in next year’s proxy statement, stockholder nominations must be received no later than December 17, 2015.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the first anniversary date of the previous year’s annual meeting, which means such notice must be delivered to our Corporate Secretary no earlier than February 20, 2016 and no later than March 21, 2016 for the 2016 annual meeting of stockholders. The stockholder’s notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2016 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 17, 2015, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder and voted upon at an annual meeting, the stockholder must file written notice of the proposal to our Corporate Secretary on or before 60 days in advance of the first anniversary of the previous year’s annual meeting, which, for the 2016 annual meeting of stockholders, means such notice must be filed with our Corporate Secretary on or before March 21, 2016.

Board Leadership Structure

Following the retirement of Mr. Schugart, our previous Chairman of the Board, immediately after our annual meeting of stockholders in 2013 and continuing through December 31, 2013, Mr. Alexander served as both our Chairman of the Board as well as our Chief Executive Officer. While these positions had historically been held by separate people in our organization, our board believed that combining these roles in Mr. Alexander until his retirement as Chief Executive Officer would most efficiently utilize Mr. Alexander’s extensive experience and knowledge regarding Landmark Bancorp, provide for efficient leadership of the board and the company and facilitate an efficient transition of the company’s leadership.

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Following Mr. Scheopner’s appointment as Chief Executive Officer effective January 1, 2014, the positions of Chairman of the Board and Chief Executive Officer once again became held by separate people, with Mr. Alexander serving as Executive Chairman of the Board and Mr. Scheopner serving as Chief Executive Officer. We currently believe this is the most appropriate structure for Landmark Bancorp. The Executive Chairman of the Board provides leadership to the board and works with the board to define its structure and activities in the fulfillment of its responsibilities. The Executive Chairman of the Board also provides input to management with respect to setting the board agendas, facilitates communication among directors, works with the Chief Executive Officer to provide an appropriate information flow between management and the board and presides at meetings of the board of directors and stockholders. With the Executive Chairman of the Board’s assumption of these duties, the Chief Executive Officer may place a greater focus on the strategic and operational aspects of Landmark Bancorp. We also believe that ultimately our board feels a greater sense of involvement and brings a wider source of perspective as a result of this structure, from which Landmark Bancorp and its stockholders benefit.

Independent Director Sessions

Because the Executive Chairman of the Board is not an independent director, we have a separate lead independent director who organizes and presides at sessions of our independent directors. Currently, Ms. Roepke serves as our lead independent director and she is expected to continue in this role throughout 2015. Consistent with NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without the non-independent directors present and in 2014 there were two such sessions.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from the management team regarding comprehensive organizational risk as well as particular areas of concern. The board’s Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our Chief Lending Officer and loan review staff are directly responsible for overseeing our credit risk.

We believe that establishing the right “tone at the top” and providing for full and open communication between management and our board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the company. Senior officers attend many of the board meetings or, if not in attendance, are available to address any questions or concerns raised by the board on risk-management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

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Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at www.landmarkbancorpinc.com. We intend to satisfy the disclosure requirements under Item 5.05(c) of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

In 2014, directors of Landmark Bancorp received a monthly fee of $2,000 for serving on the board of directors. Beginning in 2015, the directors of Landmark Bancorp will be compensated with a quarterly retainer of $5,000, supplemented by a $1,000 fee paid for attending non-telephonic board meetings. Landmark Bancorp has assumed deferred compensation agreements entered into by Messrs. Ball and Snapp as directors of Landmark Bancshares, Inc. The following table illustrates the compensation of our non-employee directors in 2014.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
(a) (1)	(b)	(c)	(d)	(g)	(h)
Richard A. Ball	24,000	- 0 -	- 0 -	- 0 -	24,000
Brent A. Bowman	24,000	- 0 -	- 0 -	- 0 -	24,000
Sarah Hill-Nelson	24,000	- 0 -	- 0 -	- 0 -	24,000
Jim W. Lewis	24,000	- 0 -	- 0 -	- 0 -	24,000
Susan E. Roepke	24,000	- 0 -	- 0 -	- 0 -	24,000
Wayne R. Sloan	24,000	- 0 -	- 0 -	- 0 -	24,000
David H. Snapp	24,000	- 0 -	- 0 -	- 0 -	24,000

(1)	At December 31, 2014, Ms. Hill-Nelson held 1,673 options, 1,254 of which were exercisable. Each of the remaining non-employee directors, except Mr. Sloan, held 10,035 options, 9,616 of which were exercisable, as of December 31, 2014. Additionally, in 2011, each non-employee director, except Mr. Sloan who was not a director at that time, was granted 240 shares of restricted stock, of which 75% had vested as of December 31, 2014, with the remainder vesting on April 20, 2015.

EXECUTIVE COMPENSATION

Regulatory Impact on Compensation

As a publicly-traded financial institution, Landmark Bancorp must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require Landmark Bancorp and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better-than-average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment in our compensation decisions is not a recent development.

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Under its long-standing Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness standards”), the Federal Deposit Insurance Corporation (the “FDIC”) has long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or non-cash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.

In addition to the Safety and Soundness standards, the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the “Guidance”). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to serve as a complement to the Safety and Soundness standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution’s attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.

The Compensation Committee, with the assistance of its advisors and Landmark Bancorp management, continues to monitor the status of compensation-related rules and regulations expected to be finalized or issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the Compensation Committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations when finalized or issued. The Compensation Committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness standards and the framework of the Guidance. As such, the Compensation Committee already adheres, in many respects, to the proposed rules and regulations under the Dodd-Frank Act.

Finally, in addition to the foregoing, as a publicly-traded corporation, Landmark Bancorp is also subject to the Securities and Exchange Commission’s rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for Landmark Bancorp’s named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Landmark Bancorp’s compensation programs for our named executive officers. The Compensation Committee believes Landmark Bancorp has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.

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In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Internal Revenue Code (the "Code") that may limit the tax deductibility of certain compensation unless it is considered performance-based; Section 409A of the Code regarding nonqualified deferred compensation; and Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Prior Year’s Say-on-Pay Vote

At Landmark Bancorp’s 2013 annual meeting of stockholders, the stockholders overwhelmingly approved the non-binding advisory proposal on the 2012 compensation of our named executive officers required pursuant to Section 14A of the Exchange Act (the “say-on-pay proposal”) with more than 92% in favor of the proposal. Other than this approval, we received no specific feedback from our stockholders concerning our executive compensation program during the past year. The Compensation Committee considered this approval a reflection of the stockholders’ favorable view of our compensation program. The Compensation Committee did not specifically rely on the results of the vote in making any compensation-related decisions during 2013. In addition, based on the preference expressed by stockholders at the 2013 annual meeting in their vote regarding the frequency of future say-on-pay votes required by Section 14A of the Exchange Act, and consistent with the board’s previous recommendation, the board determined to conduct an advisory vote on executive compensation every three years. Accordingly, the next non-binding, advisory vote on executive compensation will be held at our 2016 annual meeting of stockholders.

Summary of Compensation Paid to Named Executive Officers

The table below sets forth the following information for our Chief Executive Officer and our two other most highly paid executive officers: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2014 and 2013; (ii) the aggregate grant date fair value of stock awards and option awards during these years, computed in accordance with FASB ASC Topic 718; (iii) the dollar value of earnings for services pursuant to awards granted during these years under non-equity incentive plans; (iv) all other compensation for these years; and (v) the dollar value of total compensation for these years.

Summary Compensation Table

Name and principal position (1)	Year	Salary ($)	Bonus ($)	Stock awards ($) (2)	Option awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Michael E. Scheopner	2014	250,000	31,897	- 0 -	- 0 -	47,750	50,708	380,355
President and Chief Executive Officer
	2013	205,000	15,720	- 0 -	- 0 -	5,895	35,134	261,167
Patrick L. Alexander	2014	225,000	50,000	- 0 -	- 0 -	- 0 -	39,052	314,052
Executive Chairman
	2013	343,333	18,820	- 0 -	- 0 -	7,058	38,035	407,246
Mark A. Herpich	2014	199,750	26,647	- 0 -	- 0 -	39,890	20,138	286,425
Executive Vice President and Chief Financial Officer
	2013	193,875	15,720	- 0 -	- 0 -	5,895	18,075	233,565

(1)	Mr. Alexander served as Chief Executive Officer from October 2001 until January 2014 and as President from October 2001 until May 2013. Mr. Alexander was appointed as Executive Chairman in January 2014. Mr. Scheopner served as Executive Vice President and Credit Risk Manager of Landmark National Bank from October 2001 until May 2013. Mr. Scheopner was appointed as President of Landmark Bancorp in May 2013 and as Chief Executive Officer in January 2014.

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(2)	No grants of options or shares of restricted stock were made in 2013 or 2014.

(3)	Represents annual non-equity incentive plan awards paid as a result of the attainment of specific earnings per share growth, specific asset quality goals, and return on average assets goals relating to the prior fiscal year. The objective performance goals are set at the beginning of each year by the Compensation Committee.

(4)	Amounts included for Messrs. Alexander, Scheopner and Herpich include company contributions to Landmark Bancorp’s 401(k) Profit Sharing Plan of $15,052, $16,297, $13,282, respectively in 2014, and $15,300, $12,492 and $11,825, respectively in 2013. Additionally, with respect to Mr. Alexander, the amount reported includes board fees of $24,000 in 2014, and $21,000 in 2013, and with respect to Mr. Scheopner, the amount reported includes board fees of $24,000 in 2014, and $12,250 in 2013. The remainder of the amounts reported in all other compensation, except as noted in this Footnote (4), include perquisites in the form of country club dues and a car allowance.

In December 2013, we entered into new employment agreements with each of Messrs. Alexander, Scheopner and Herpich, which superseded their prior employment agreements described above. The new employment agreements became effective as of January 1, 2014 for Messrs. Alexander and Scheopner, and as of November 1, 2013 for Mr. Herpich. Mr. Scheopner’s agreement provides for an initial two-year term that renews for an additional one-year term on each anniversary of its original effective date (so that, as of each anniversary date of the effective date, the agreement will always have a two-year term), unless either party gives notice of its intention to terminate the agreement not less than 90 days prior to the anniversary date. Pursuant to his employment agreement, Mr. Scheopner is entitled to receive a base salary of $250,000, subject to increase in accordance with our management compensation policies and plans. Mr. Scheopner is also entitled to receive a performance bonus based on performance criteria selected by the Compensation Committee, a country club membership, an annual car allowance and such other benefits as are provided to our other executive officers.

Mr. Alexander’s and Mr. Herpich’s new employment agreements each provide for an initial one-year term that automatically renews on each anniversary of its original effective date unless either party gives notice of its intention to terminate the agreement not less than 90 days prior to the anniversary date. Pursuant to their respective employment agreements, each of Mr. Alexander and Mr. Herpich are entitled to receive a minimum base salary of $190,000 and $196,750, respectively, subject to increase in accordance with our management compensation policies and plans. They are also entitled to receive a performance bonus based on performance criteria selected by the Compensation Committee, a country club membership, an annual car allowance and such other benefits as are provided to our other executive officers.

The new employment agreement for each of Messrs. Alexander, Scheopner and Herpich provide for severance benefits in the event of termination by the Company other than for cause or by the officer for good reason, and enhanced severance benefits in the event of either type of termination within six months prior to or 24 months following a change in control of the Company or in the event of a voluntary termination by the officer within 29 days following a change in control. All severance benefits under the agreement are contingent upon the officer’s execution and non-revocation of a general release and waiver of claims against the Company and its affiliates. Each agreement includes a “clawback” provision should any severance benefits require recapture under any applicable law. Each agreement also provides that, if necessary, severance benefits will be reduced to an amount that is one dollar less than the maximum amount payable without loss of a deduction under Section 280G of the Internal Revenue Code.

Each of Mr. Alexander, Mr. Herpich and Mr. Scheopner is also subject to an 18-month non-compete restrictive covenant following termination of employment pursuant to his new employment agreement.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding options and unvested restricted stock held by the individuals named in the Summary Compensation Table at December 31, 2014, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date (1)	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
(a)	(b)	(c)		(e)	(f)	(g)	(h)
Michael E. Scheopner	24,834	- 0 -		17.50	4/19/2016
	24,834	- 0 -		16.33	4/23/2018
	7,456	2,486	(4)	13.37	4/20/2021
						361	7,646
Patrick L. Alexander	38,381	- 0 -		17.50	4/19/2016
	38,381	- 0 -		16.33	4/23/2018
	11,523	3,842	(4)	13.37	4/20/2021
						558	11,818
Mark A. Herpich	24,834	- 0 -		17.50	4/19/2016
	24,834	- 0 -		16.33	4/23/2018
	7,456	2,486	(4)	13.37	4/20/2021
						361	7,646

(1)	All options expire 10 years after the grant date.

(2)	All remaining unvested shares were granted on April 20, 2011 and vest on April 20, 2015.

(3)	Based on Landmark Bancorp’s closing price of $21.18 on December 31, 2014, the last trading day of the year.

(4)	All remaining unvested options were granted on April 20, 2011 and vest on April 20, 2015.

All equity awards made to Messrs. Alexander, Scheopner and Herpich were made pursuant to the 2001 Stock Incentive Plan, which authorized the issuance of up to 340,000 shares of our common stock, as adjusted subsequently for the impact of our annual 5% stock dividends, including the granting of incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights. The options were granted with an exercise price equal to the fair market value of the stock on the date of grant.

401(k) Profit Sharing Plan

All eligible employees, including our named executive officers, may participate in the Landmark Bancorp, Inc. 401(k) Profit Sharing Plan and are permitted to make elective contributions up to the maximum limits of the Internal Revenue Code. We make a matching contribution to the plan equal to 100% of each participant’s first 6% of compensation deferred. During the first quarter of each year, we typically make a profit sharing contribution to the plan. Our named executive officers were eligible for participation in accordance with the plan’s provisions.

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Benefits upon Termination or a Change of Control

If Mr. Alexander had been terminated without cause or is constructively discharged during the term of his agreement, he will be entitled to receive an amount equal to the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp will also provide Mr. Alexander and his immediate family with continued insurance coverage for one year after termination of employment. The payment to be made to Mr. Alexander upon voluntary termination of employment within 29 days after a change in control of Landmark Bancorp or his involuntary termination without cause or constructive discharge within six months prior to or 24 months following a change in control would be equal to two times the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp will also provide Mr. Alexander and his immediate family with continued insurance coverage for one year after termination of employment.

If Mr. Scheopner had been terminated without cause or is constructively discharged during the term of his agreement, he will be entitled to receive an amount equal to two times the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp will also provide Mr. Scheopner and his immediate family with continued insurance coverage for one year after termination of employment. The payment to be made to Mr. Scheopner upon voluntary termination of employment within 29 days after a change in control of Landmark Bancorp or his involuntary termination without cause or constructive discharge within six months prior to or 24 months following a change in control would be equal to three times the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp will also provide Mr. Scheopner and his immediate family with continued insurance coverage for one year after termination of employment.

If Mr. Herpich had been terminated without cause or is constructively discharged during the term of his agreement, he will be entitled to receive an amount equal to the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp will also provide Mr. Herpich and his immediate family with continued insurance coverage for one year after termination of employment. The payment to be made to Mr. Herpich upon voluntary termination of employment within 29 days after a change in control of Landmark Bancorp or his involuntary termination without cause or constructive discharge within six months prior to or 24 months following a change in control would be equal to two times the sum of (a) his then-current annual salary, (b) an amount equal to the average of the annual performance bonuses paid to him for the most recently ended three fiscal years, and (c) the contributions made for his benefit under all employee retirement plans during the most recently ended fiscal year. Landmark Bancorp will also provide Mr. Herpich and his immediate family with continued insurance coverage for one year after termination of employment.

With respect to the unvested stock options granted to Messrs. Alexander, Herpich and Scheopner under our 2001 Stock Incentive Plan, pursuant to the terms of the award agreements for those stock options, the unvested stock options will become immediately and fully vested upon a change of control. Upon a termination of employment other than a termination for “cause,” any vested stock options will be exercisable for 90 days following such termination and will then expire if not exercised. The unvested restricted stock granted pursuant to the 2001 Stock Incentive Plan will become immediately and fully vested upon a change of control if the award is not assumed by the acquiring entity. The unvested restricted stock will also immediately and fully vest upon the death or disability of a named executive officer.

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The employment agreements for each of Messrs. Alexander, Herpich and Scheopner (in each case, both prior and current) provide for a benefit cutback in the event any amounts are non-deductible due to the golden parachute payment restrictions of Section 208G of the Internal Revenue Code.

The following table sets forth the potential payments payable to each of the individuals named in the Summary Compensation Table upon termination of employment, change of control, disability and death, assuming the events occurred on December 31, 2014.

Name	Benefit	Involuntary Termination (1)	Termination Following Change of Control	Termination for Any Other Reason (2)
Michael E. Scheopner	Base Salary	$500,000	$750,000	$	- 0 -
	Short-Term Incentive	99,591	149,387		- 0 -
	Benefit Plan	32,594	48,891		- 0 -
	Medical	13,320	19,663		- 0 -
	Stock Options (3)	-0-	19,409		- 0 -
	Restricted Stock (4)	-0-	-0-		7,646
	Total	$645,505	$987,350		$7,646

Patrick L. Alexander	Base Salary	$225,000	$450,000	$	- 0 -
	Short-Term Incentive	44,501	89,002		- 0 -
	Benefit Plan	15,052	30,104		- 0 -
	Medical	3,620	3,620		- 0 -
	Stock Options (3)	-0-	28,566		- 0 -
	Restricted Stock (4)	-0-	-0-		11,818
	Total	$288,173	$601,292		$11,818

Mark A. Herpich	Base Salary	$202,750	$405,500	$	- 0 -
	Short-Term Incentive	45,426	90,851		- 0 -
	Benefit Plan	13,282	26,564		- 0 -
	Medical	6,768	6,768		- 0 -
	Stock Options (3)	-0-	19,409		- 0 -
	Restricted Stock (4)	-0-	-0-		7,646
	Total	$268,226	$549,093		$7,646

(1)	This column includes amounts payable upon a termination without cause by Landmark Bancorp or a resignation with good reason by the executive.

(2)	This column includes amounts payable as a result of a termination due to death or disability or a termination by the employee upon retirement. With respect to restricted stock only, it should be noted that there is no accelerated vesting upon an employee’s retirement.

(3)	Based on Landmark Bancorp’s closing price of $21.18 on December 31, 2014, the last trading day of the year.

(4)	Based on Landmark Bancorp’s closing price of $21.18 on December 31, 2014, the last trading day of the year. The unvested restricted stock will vest upon a change of control only if such awards are not assumed by an acquiror.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on April 1, 2015 with respect to all persons known to us to be the beneficial owner of more than five percent of our common stock, each director and nominee, each executive officer named in the Summary Compensation Table above and all directors and executive officers of as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days of April 1, 2015.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Directors and Named Executive Officers

Patrick L. Alexander	230,463	(2)	6.7%
Richard A. Ball	111,347	(3)	3.3%
Brent A. Bowman	17,252	(4)	*
Sarah Hill-Nelson	6,378	(5)	*
Jim W. Lewis	81,263	(6)	2.4%
Susan E. Roepke	144,274	(7)	4.3%
Michael E. Scheopner	117,619	(8)	3.5%
Wayne R. Sloan	3,389	(9)	*
David H. Snapp	65,755	(10)	2.0%
Mark A. Herpich	118,162	(11)	3.5%

All directors and executive officers as a group (15 persons)	1,013,065	(12)	27.6%

*Less than 1%

(1)	The information contained in this column is based upon information furnished to us by the persons named in this table and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as otherwise set forth. Inclusion of shares in this table shall not be deemed to be an admission of beneficial ownership of such shares.

(2)	Includes 92,127 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 34,211 shares owned in an individual retirement account over which Mr. Alexander has shared voting and investment power with the third-party custodian of such account. 45,976 shares are pledged as collateral in connection with a line of credit from an unrelated financial institution. Also includes 2,234 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(3)	Includes 10,035 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 8,251 shares owned in a simplified employee pension individual retirement account over which Mr. Ball has voting and investment power, 491 shares held as a trustee over which he has shared voting and investment power, 8,617 shares held by a company in which he has a controlling position or interest, 11,495 shares in an individual retirement account over which he has shared voting and investment power, 246 shares owned by his spouse directly and 829 shares owned in his spouse’s individual retirement account over which he has no voting or investment power. Also includes 239 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(4)	Includes 10,035 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 239 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(5)	Includes 1,673 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 4,466 shares owned in an individual retirement account over which Ms. Hill-Nelson has shared voting and investment power. Also includes 239 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

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(6)	Includes 10,035 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 239 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(7)	Includes 10,035 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 40,887 shares held in an individual retirement account of which the power to vote is shared with the individual retirement account administrator, 61,974 shares owned by her spouse over which she has shared voting and investment power and 2,121 shares held in her spouse’s individual retirement account and of which Ms. Roepke disclaims beneficial ownership. 40,708 shares are pledged as collateral in connection with a line of credit from an unrelated financial institution. Also includes 239 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(8)	Includes 59,610 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 49,019 shares owned jointly with his spouse over which Mr. Scheopner shares voting and investment power and 7,548 shares owned in an individual retirement account over which he has shared voting and investment power. 45,078 shares are pledged as collateral in connection with a line of credit from an unrelated financial institution. Also includes 1,442 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(9)	Represents shares held by Mr. Sloan and his spouse as trustees, over which Mr. Sloan has shared voting and investment power. All of such shares are pledged as collateral in connection with a security agreement with an unrelated financial institution.

(10)	Includes 5,854 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 5,024 shares held in an individual retirement account over which he has shared voting and sole investment power. Also includes 1,174 shares owned by his spouse over which he has shared voting and investment power; Mr. Snapp disclaims beneficial ownership of such shares. Also includes 239 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(11)	Includes 59,610 shares presently obtainable through the exercise of options granted under our stock option plan. Also includes 54,124 shares Mr. Herpich owns with his spouse over which he has shared voting and investment power and includes 2,986 shares owned in an individual retirement account over which he has shared voting and investment power. 51,108 shares are pledged as collateral in connection with a line of credit from an unrelated financial institution. Also includes 1,442 shares of restricted stock, of which 75% have vested, with the remainder vesting on April 20, 2015.

(12)	Includes an aggregate of 337,612 shares presently obtainable through the exercise of options granted under the Landmark Bancorp, Inc. 2001 Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which our shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of these forms, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2014, except for Mr. Ball, who had two late filings relating to twelve acquisitions of additional shares and Ms. Hill-Nelson, who had one late filing relating to one acquisition of additional shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our directors and officers and their associates were customers of and had transactions with Landmark Bancorp and Landmark National Bank during 2014. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Landmark Bancorp or Landmark National Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by Landmark National Bank’s board of directors in accordance with the bank regulatory requirements.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Messrs. Ball, Lewis and Sloan and Mmes. Hill-Nelson and Roepke. All of the members are deemed “independent,” as defined by NASDAQ.

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The Audit Committee has reviewed and discussed our audited financial statements for 2014 with our management and Crowe Chizek LLP, our independent registered public accounting firm. The committee has also discussed with Crowe Chizek LLP the matters required to be discussed by Auditing Standard No. 16 (Communications With Audit Committees) and received and discussed the written disclosures and the letter from Crowe Chizek LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Crowe Chizek LLP, the committee has recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for 2014 for filing with the Securities and Exchange Commission.

Audit Committee:
Richard A. Ball	Sarah Hill-Nelson
Jim W. Lewis	Susan E. Roepke
Wayne R. Sloan

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PROPOSAL 2—APPROVAL OF 2015 STOCK INCENTIVE PLAN

Proposed 2015 Stock Incentive Plan

On March 24, 2015, based upon the recommendation of the Compensation Committee, our Board of Directors approved the Landmark Bancorp, Inc. 2015 Stock Incentive Plan (which we refer to as the “2015 Plan”), subject to approval by the shareholders at our 2015 annual meeting of shareholders. The 2015 Plan provides for an increase in the total number of shares currently authorized for stock awards by the Company. Our Compensation Committee and Board of Directors believe that adopting the 2015 Plan at this time is needed to ensure that a sufficient number of shares will be available for future awards. Without the additional shares, our Compensation Committee and Board believe that we will be impaired in our ability to use stock-based long-term incentives to continue to grow and to attract, motivate, and retain the most qualified key employees and directors.

In determining the number of shares of Landmark common stock to be authorized under the 2015 Plan, our Compensation Committee and Board of Directors considered our size, number of outstanding shares of Landmark common stock, and employee headcount, and the Committee and Board believe that a share reserve of 250,000 shares is appropriate. The Committee and the Board believe that this number of shares is likely to be sufficient to fund the stock-based incentive program of the combined companies for several years based on historical usage.

Important Considerations

We have adopted and are recommending that our shareholders approve the 2015 Plan because we believe the design of the plan and the number of shares reserved for issuance are consistent with the interests of our shareholders and good corporate governance practices. In approving the 2015 Plan, our Compensation Committee and Board of Directors engaged an independent compensation consultant to assist with establishing a proper share reserve for the 2015 Plan. In doing so, we considered the following:

•	Burn Rate; Longevity of Authorized Shares. Burn rate, which is a measure of the annual rate at which companies use (or burn) shares available for grant in their equity compensation plans, is an important factor for shareholders concerned about shareholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. Because we have not granted option awards recently, our current three-year average burn rate is 0%. We anticipate a more normalized usage of the 2015 Plan going forward and estimate that the additional shares to be authorized for issuance under the 2015 Plan (250,000) will be sufficient for several years based on historical and anticipated usage.

•	Overhang. Overhang is another measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2015 Plan. Overhang indicates the amount by which existing shareholder ownership would be diluted if the shares authorized for issuance under the 2015 Plan, coupled with the shares subject to outstanding awards, were issued. As of April 1, 2015, the overhang represented by the number of outstanding awards (340,293) plus shares available for issuance under our prior plan (0) was approximately 10.20%. The additional 250,000 shares to be authorized will result in an overhang of approximately 17.69% relative to the approximately 3,337,424 million shares currently outstanding. We believe this level of overhang should not be viewed as excessive by shareholders, in part because 129,603 currently outstanding stock option awards are scheduled to expire on April 19, 2016, if not exercised prior to such date. The reduction of these outstanding awards, absent other changes, would bring the overhang down to approximately 13.80% assuming all of the awards expire, or approximately 13.29% assuming all of the awards are exercised. The following table sets forth the years during which our current outstanding awards issued pursuant to our prior plan will expire, if not previously exercised:

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Expiration	Number of Stock Option Awards

2016	129,603
2018	151,697
2021	58,993
340,293

Shareholder Approval; Best Practices

Our Board of Directors has approved the 2015 Plan to promote the long-term financial success of the Company and its subsidiaries by attracting and retaining key employees and directors, and directed that the 2015 Plan be submitted for approval by our shareholders. We are submitting the 2015 Plan to our shareholders at this time to:

•	Replace Landmark’s expired equity compensation plan;
•	Comply with NASDAQ Stock Market rules, which require shareholder approval; and
•	Allow performance awards under the 2015 Plan to qualify as “performance-based compensation” under Code Section 162(m).

One of the requirements of “performance-based compensation” under Code Section 162(m) is that the material terms of the performance goals must be approved by shareholders. These material terms generally include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained. Shareholder approval of the 2015 Plan is intended to constitute approval of the material terms of the performance goals under the 2015 Plan for purposes of Code Section 162(m).

If the 2015 Plan is not approved by our shareholders, it will not be adopted and we will continue to operate under our existing equity compensation plan until its expiration in 2016. In the event this plan expires, we believe that higher cash compensation may be required to attract and retain key employees and directors. The 2015 Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices such as:

•	Limit on Shares Available for Issuance. The number of authorized shares under the 2015 Plan is fixed at 250,000, with adjustments for certain corporate transactions. As of the effective date of the 2015 Plan, no new grants will be made under Landmark’s prior equity compensation plan. The 2015 Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.

•	Multiple Award Types. The 2015 Plan permits the issuance of stock options, stock appreciation rights, restricted stock units, restricted stock, and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the plan administrator to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant. Historically, these standards have changed over time.

•	No Repricings. Repricing of options and SARs generally is prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations, and similar events.

•	No Discount Stock Options or SARs. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.

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•	Conservative Change in Control Provisions. The change in control provisions under the 2015 Plan provide for acceleration of vesting in the event of a change in control only if the 2015 Plan is not assumed by the successor entity or the participant incurs a termination of service without cause or for good reason within 24 months following the change in control.

•	Tax-Deductible Cash Incentive Awards. The 2015 Plan allows for payment of cash incentives, so that future awards may be made to certain officers that are eligible to be deducted under Code Section 162(m) as “performance-based compensation.”

•	Clawback Policy Implementation. All awards under the 2015 Plan will be subject to any applicable Company clawback policy in effect from time to time.

•	Independent Oversight. The 2015 Plan will be administered by a committee of independent board members.

A summary of the material provisions of the 2015 Plan is set forth below. A copy of the 2015 Plan is set forth as Appendix A to this Proxy Statement.

Purpose

The 2015 Plan was established by our Board of Directors to promote the Company’s long-term financial success, to attract, retain, and reward persons who can contribute to the Company’s success, and to further align the participants’ interests with those of the Company’s shareholders. The 2015 Plan will be administered by a committee selected by the Board, currently our Compensation Committee (the “Committee”), which will select award recipients from the eligible participants, determine the types of awards to be granted and the number of shares covered by the awards, and determine the applicable terms, conditions, performance criteria, restrictions, and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

General

The 2015 Plan incorporates a broad variety of equity-based and cash-based incentive compensation elements to provide the Committee with significant flexibility to address the requirements and limitations of applicable legal, regulatory, and financial accounting standards in a manner mutually consistent with the purposes of the 2015 Plan and the best interests of the Company.

The maximum number of shares of the Company’s common stock that may be delivered under the 2015 Plan is 250,000, with adjustments for certain corporate transactions and for forfeited shares. As of the date of shareholder approval of the 2015 Plan, no additional awards will be granted under Landmark’s prior equity compensation plan. Any shares that are covered under a 2015 Plan award that is forfeited, expires, is cancelled, or the like will again become available for delivery under the 2015 Plan. For stock appreciation rights (“SARs”) that are settled in stock, only the actual shares delivered will be counted for purposes of these limitations. If any option granted under the 2015 Plan is exercised by tendering shares, only the number of shares issued net of the shares tendered will be counted for purposes of these limitations.

The 2015 Plan’s effective date would be the date of its approval by the Company’s shareholders. If approved, the 2015 Plan will continue in effect until terminated by our Board of Directors. However, no awards may be granted under the 2015 Plan after the 10-year anniversary of its effective date. Any awards that are outstanding after the 10th anniversary of the effective date will remain subject to the terms of the 2015 Plan.

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The following additional limits apply to awards under the 2015 Plan:

•	The maximum number of shares that may be covered by options or SARs that are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that are granted to any one participant during any calendar year is 100,000 shares;

•	The maximum number of shares that may be covered by stock awards that are intended to be “performance-based compensation” under Code Section 162(m) that are granted to any one participant during any calendar year is 100,000 shares;

•	The maximum amount of cash incentive awards or cash-settled stock awards that are intended to be “performance-based compensation” under Code Section 162(m) payable to any one participant with respect to any calendar year is $500,000;

•	The maximum number of shares that may be covered by options or SARs that are granted to any one director during any calendar year is 25,000 shares; and

•	The maximum number of shares that may be covered by stock awards that are granted to any one director during any calendar year is 25,000 shares.

The Committee may use shares available under the 2015 Plan as the form of payment for grants or rights earned or due under any compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving the stock of the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization or merger), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect an award’s status as “performance-based compensation” under Code Section 162(m). However, the Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of awards under the 2015 Plan.

Awards granted under the 2015 Plan generally will not be transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. However, the Committee has the discretion to permit the transfer of awards under the 2015 Plan to immediate family members of participants, trusts, and other entities established for the primary benefit of such family members, as long as the transfers are made without value to the participant.

Eligibility

Selected employees and directors of, and eligible service providers to, the Company and its subsidiaries are eligible to become participants in the 2015 Plan, except that non-employees may not be granted incentive stock options. The Committee will determine the specific individuals who will be granted awards under the 2015 Plan and the type and amount of any such awards.

Options

The Committee may grant incentive stock options and nonqualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the provisions of the individual award. Awards of options must expire no later than 10 years from the date of grant (and no later than five years for incentive stock options granted to a person that beneficially owns 10% or more of the Company’s common stock).

The exercise price for any option may not be less than the fair market value of the Company’s common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of the Company’s common stock at the time of grant may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company’s shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

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Options awarded under the 2015 Plan will be exercisable in accordance with the terms established by the Committee. Any incentive stock option granted under the 2015 Plan that fails to continue to qualify as an incentive stock option will be deemed to be a nonqualified stock option and the Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. As determined by the Committee, the exercise price of an option may be paid in cash, in shares of the Company’s common stock (valued at fair market value as of the day of exercise), by net exercise, by other property deemed acceptable by our Board of Directors or by irrevocably authorizing a third party to sell shares of the Company’s common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price (sometimes referred to as a “cashless exercise”) or in any combination of the foregoing methods deemed acceptable by the Committee. In a net exercise, the person exercising the option does not pay any cash and the net number of shares received is equal in value to the number of shares as to which the option is being exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is fair market value.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted. However, the exercise price may be higher or lower than fair market value for an SAR granted in replacement of an existing award held by an employee, director, or service provider of a third party that is acquired by the Company or one of its subsidiaries, or for SARs granted under a predecessor plan. SARs will be exercisable in accordance with the terms established by the Committee.

Stock Awards

A stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future. Awards may include stock units, bonus shares, performance shares, performance units, restricted stock, restricted stock units, or any other equity-based award as determined by the Committee. Any specific performance measures, performance objectives, or period of service requirements may be set by the Committee in its discretion.

Cash Incentive Awards

A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or the Company’s common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Committee. The Committee may grant cash incentive awards (including the right to receive payment of cash or the Company’s common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions, and contingencies, as determined by the Committee.

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Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by the participant will be forfeited immediately and the participant will have no further rights under the award.

Further, except as otherwise provided by the Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement, or other restrictive covenant in any agreement between the participant and the Company or a subsidiary, whether during or after the participant’s termination of service, the participant will forfeit or pay the following to the Company:

•	All outstanding awards granted to the participant under the 2015 Plan, including awards that have become vested or exercisable;

•	Any shares held by the participant in connection with the 2015 Plan that were acquired after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service;

•	The profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service; and

•	The profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2015 Plan after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service, where such sale or disposition occurs in such similar time period.

One Million Dollar Limit

Section 162(m) of the Internal Revenue Code

A U.S. income tax deduction for the Company generally will be unavailable for annual compensation in excess of $1 million paid to a “covered employee” (our chief executive officer and three other most highly compensated executive officers other than the chief financial officer). However, amounts that constitute “performance-based compensation” under Code Section 162(m) are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2015 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any stock awards or cash incentive awards granted to any participant are intended to be “performance-based compensation.” Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m).

Performance Measures

The performance measures that may be used for awards designated as intended to be “performance-based compensation” will be based on any one or more of the following performance measures as selected by the Committee: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; and earnings per share); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets); “Texas ratio”; expense ratio; efficiency ratio; increase in revenue, operating, or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income, or net income; debt load reduction; loan and lease losses; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; assets per employee; charge offs; loan loss reserves; loans; deposits; nonperforming assets; growth of loans, deposits, or assets; interest sensitivity gap levels; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals, and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more subsidiaries, business units, or financial reporting segments of the Company or a subsidiary, or any combination thereof, and may be measured relative to a peer group, an index, or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items.

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Change in Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2015 Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2015 Plan is not an obligation of the successor entity following a change in control or (ii) the 2015 Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason within 24 months following the change in control. Notwithstanding the immediately preceding sentence, if the vesting of an award is conditioned upon the achievement of performance measures, then such vesting will be subject to the following: if, at the time of the change in control, the performance measures are less than 50% attained (pro rata based upon the time of the period through the change in control), the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%; and if, at the time of the change in control, the performance measures are at least 50% attained (pro rata based upon the time of the period through the change in control), the award will become fully earned and vested immediately upon the change in control.

For purposes of the 2015 Plan, a “change in control” generally will be deemed to occur upon any of the following: (i) the acquisition by any person of beneficial ownership of 50% or more of the Company’s voting securities; (ii) during any 12-month period, a majority of our Board members serving as of the 2015 Plan’s effective date, or whose election was approved by a vote of two-thirds of the directors then in office, no longer serves as directors; (iii) a merger involving the Company if the shareholders immediately before the merger do not own, immediately following the merger, more than 50% of the voting securities of the corporation resulting from the merger in substantially the same proportion as their ownership before the merger; (iv) a complete liquidation or dissolution of the Company or the sale of all or substantially all the assets of the Company; or (v) acceptance by the shareholders of shares in a share exchange if the shareholders immediately before the exchange do not own, immediately following the exchange, more than 50% of the voting securities of the corporation resulting from the exchange in substantially the same proportion as their ownership immediately before the exchange, in each case subject to certain exceptions set forth in the 2015 Plan.

In the event an award under the 2015 Plan constitutes “deferred compensation” for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Code Section 409A.

Amendment and Termination

Our Board of Directors may at any time amend or terminate the 2015 Plan or any award granted under the 2015 Plan, but any amendment or termination generally may not impair the rights of any participant without the participant’s written consent. The Board may not amend any provision of the 2015 Plan to materially increase the original number of shares that may be issued under the 2015 Plan (other than as provided in the 2015 Plan), materially increase the benefits accruing to a participant or materially modify the requirements for participation in the 2015 Plan without approval of the Company’s shareholders. However, the Board may amend the 2015 Plan at any time, retroactively or otherwise, to ensure that the 2015 Plan complies with current or future law without shareholder approval, and the Board may unilaterally amend the 2015 Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Code Section 409A.

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Clawback Policy

All awards, amounts and benefits received under the 2015 Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law even if adopted after the Plan becomes effective.

U.S. Federal Income Tax Considerations

The following is a summary of the current U.S. federal income tax consequences that may arise in conjunction with participation in the 2015 Plan.

Nonqualified Stock Options

The grant of a nonqualified stock option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount generally will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights

The grant of an SAR generally will not result in taxable income to the participant. Upon exercise of an SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

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Stock Awards

A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.

Cash Incentive Awards

A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.

Withholding of Taxes

The Company may withhold amounts from participants to satisfy withholding tax requirements. If permitted by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Change in Control

Any acceleration of the vesting or payment of awards under the 2015 Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.

Tax Advice

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2015 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2015 Plan. The Company strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

The number and types of awards to be made pursuant to the 2015 Plan is subject to the discretion of the Committee and is not determinable at this time.

Our Board of Directors recommends that you vote FOR approval of the Landmark Bancorp, Inc. 2015 Stock Incentive Plan as discussed in this Proxy Statement.

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Equity Compensation Plan Information

The following table sets forth information regarding Landmark’s compensation plans under which equity securities are authorized for issuance to Landmark employees and non-employees, including directors, as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	344,474	$16.27	250,000	(2)
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	344,474	$16.27	250,000

(1)	Outstanding restricted stock awards under Landmark’s equity compensation plans are not reflected in the table, in accordance with SEC rules.
(2)	All shares reflected are authorized for issuance under the Landmark Bancorp, Inc. 2015 Stock Incentive Plan, under which shares of restricted stock may be issued.

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PROPOSAL 3 – RATIFICATION OF CROWE CHIZEK LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On October 1, 2014, at the recommendation of the Audit Committee, the board formally engaged Crowe Chizek LLP, to perform the audit of our consolidated financial statements for the year ending December 31, 2014, replacing KPMG LLP, which was dismissed as our independent registered public accounting firm on September 26, 2014. Stockholders will be asked to ratify the appointment of Crowe Chizek LLP as our independent registered public accounting firm for 2015. If the appointment of Crowe Chizek LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee. Representatives of Crowe Chizek LLP are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. We recommend that you vote “FOR” the ratification of Crowe Chizek LLP to serve as our independent registered public accounting firm.

Change in Principal Accountants

KPMG served as our independent registered public accounting firm since 1993, auditing our financial statements and the report on such financial statements appearing in our Annual Report on Form 10-K for each fiscal year ending during that period, including for the fiscal year ended December 31, 2013.  The Audit Committee sought competitive proposals for audit services from a group of independent registered public accounting firms and the process resulted in a change in our independent registered public accounting firm for 2014.

For our two most recent fiscal years prior to the change, KPMG’s reports on our consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2012 and 2013 and the subsequent interim period preceding KPMG’s dismissal, there were no reportable events described in Item 304(a)(1)(v) of Regulation S-K, as promulgated by the Securities and Exchange Commission.  Additionally, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in its reports on our financial statements for such years.

We provided KPMG with a copy of the foregoing disclosures set forth above and requested that KPMG review such disclosures and furnish a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agrees with such statements. The response letter from KPMG was attached as an exhibit to the Form 8-K filed on October 2, 2014.

During the fiscal years ended December 31, 2012 and 2013 and subsequent interim period preceding Crowe Chizek LLP’s engagement, we did not consult Crowe Chizek LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the our financial statements, and no written report or oral advice was provided to us by Crowe Chizek LLP that it concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

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Accountant Fees

Audit Fees. The aggregate amounts of audit fees billed by Crowe Chizek LLP for 2014 were $137,500 and by KPMG for 2014 and 2013 were $69,000 and $346,000, respectively, for their audit of our annual financial statements for 2014 and 2013 and their required reviews of our unaudited interim financial statements included in our quarterly reports filed during 2014 and 2013. Crowe Chizek LLP’s engagement began with our third quarter 2014 Form 10-Q filing.

Audit-Related Fees. The aggregate amount of audit-related fees billed by Crowe Chizek LLP for 2014 was $10,000 and by KPMG for 2013 was $13,000 for professional services relating to their respective audits of our compliance with certain U.S. Department of Housing and Urban Development requirements.

Tax Fees. The aggregate amounts of tax related services billed by KPMG for 2014 and 2013 were $48,493 and $48,615, respectively, for professional services rendered for tax compliance, tax advice and tax planning. The services provided included assistance with the preparation of our tax return and guidance with respect to estimated tax payments.

All Other Fees. We did not incur fees from Crowe Chizek LLP for 2014 or from KMPG for 2013 other than the fees reported above.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by Crowe Chizek LLP is incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the Security and Exchange Commission’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by Crowe Chizek LLP for up to twelve months from the date of the pre-approval. All of the services referred to above for 2014 were pre-approved by the Audit Committee.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be Held on May 20, 2015

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.landmarkbancorpinc.com. Stockholders will receive a full set of these materials through the mail from us or from your broker.

For directions to attend the annual meeting in person, please contact Cathy Harman at (785) 565-2000.

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By order of the Board of Directors

/s/ Michael E. Scheopner

Michael E. Scheopner
President and Chief Executive Officer

Manhattan, Kansas

April 15, 2015

ALL STOCKHOLDERS ARE URGED TO SIGN

AND MAIL THEIR PROXIES PROMPTLY

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PROXY FOR COMMON SHARES ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS OF
LANDMARK BANCORP, INC. TO BE HELD MAY 20, 2015

The undersigned hereby appoints Mark A. Herpich, Richard A. Ball and Susan E. Roepke, or any two of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of the stockholders of Landmark Bancorp, Inc., to be held at the Kansas State University Alumni Center, 17th and Anderson Avenue, Manhattan, Kansas, on Wednesday, May 20, 2015, at 2:00 p.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

1.	ELECTION OF DIRECTORS:

	For	Against	Abstain

Richard A. Ball	☐	☐	☐

Susan E. Roepke	☐	☐	☐

Wayne R. Sloan	☐	☐	☐

2.	APPROVAL OF THE LANDMARK BANCORP, INC. 2015 STOCK INCENTIVE PLAN

☐	☐	☐
For	Against	Abstain

3.	RATIFICATION OF THE APPOINTMENT OF CROWE CHIZEK LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015:

☐	☐	☐
For	Against	Abstain

4.	In accordance with their discretion, upon all other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” THE APPROVAL OF OUR 2015 STOCK INCENTIVE PLAN AND “FOR” THE RATIFICATION OF CROWE CHIZEK LLP.

Dated:	, 2015

Signature(s)

NOTE: PLEASE DATE THIS PROXY CARD AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting
to Be Held on May 20, 2015.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.landmarkbancorpinc.com. Stockholders will receive a full set of these materials through the mail from us of from your broker.

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